FREIT Correction and Clarification of Ex-Dividend Date for the Declaration of the Special,
Extraordinary, Non-Recurring Distribution of $7.50 Per Share

HACKENSACK, NJ, August 5, 2022 – On August 4, 2022, First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) announced it will be making a special, extraordinary, non-recurring cash distribution of $7.50 per share (the “Special Dividend”). The Special Dividend is payable on August 30, 2022, to stockholders of record on August 16, 2022. FREIT indicated the ex-dividend date would be August 15, 2022.

FREIT was advised on August 5, 2022 by the Financial Industry Regulatory Authority (“FINRA”) that because the amount of the Special Dividend represents 25% or more of the share price, the corrected ex-dividend date will be set for the day after the payable or payment date. Therefore, the corrected ex-dividend date is now established as August 31, 2022.

Generally, ownership on the “record date” determines who is entitled to a dividend. However, this is not the case with a distribution that is 25% or more of the share price. This means that to be entitled to receive the Special Dividend, you must be a stockholder prior to the ex-dividend date. For instance, if you owned the stock on the record date, but sold before the ex-dividend date, you would not be entitled to the Special Dividend. Conversely, if you purchased the stock after the “record date” and held it through the ex-dividend date, you would be entitled to receive the Special Dividend.

Cautionary Statements Regarding Forward-Looking Information

The declaration of ordinary cash dividends in the future is subject to final determination each quarter by the Board of Directors based on a number of factors, including FREIT's financial performance and its available cash resources. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar to the extraordinary distribution described in this release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

The forward-looking statements in this release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time.

Certain risks and uncertainties, in addition to other risks, are more fully described in FREIT's Annual Report on Form 10-K for the fiscal year ended October 31, 2021, and readers of this release are urged to review the discussion of those risks and uncertainties that are contained in that report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this release or as a result of new information, future events or otherwise.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com